Xenomics Names Key Pharmaceutical Industry Executive John Brancaccio to Board of Directors and to Audit Committee

Seasoned Financial and Biotechnology Professional Brings Experience in Commercialization of New Technologies

NEW YORK--(BUSINESS WIRE)--Dec. 6, 2005--Xenomics, Inc. (OTCBB:XNOM - News; FWB:XE7), a developer of next-generation medical DNA technologies, today announced its dual appointment of veteran biotechnology industry and financial professional John Brancaccio to serve on both its Board of Directors and as Chairman of the Company's Audit Committee.

Mr. Brancaccio brings Xenomics seasoned experience in senior management positions in a number of pharmaceutical and biotechnology companies. He has served as chief financial officer and treasurer of public and private companies. Mr. Brancaccio currently serves as the Chief Financial Officer of Accelerated Technologies, Inc., an accelerator for the development of medical device companies, and on the boards of Callisto Pharmaceuticals (OTCBB:KAL - News) and Alfacell Corporation and FermaVir Pharmaceuticals. He formerly was acting Chief Financial Officer and Treasurer of Memory Pharmaceuticals Corporation, and has served in a rich variety of other executive financial capacities over the course of his career.

"Mr. Brancaccio has a long and distinguished record of contributing to the development of cutting-edge companies and their commercial biopharmaceutical successes, and we anticipate that his financial stewardship and expertise will be equally valuable to Xenomics, particularly at this crucial time of our Company's growth," said Dr. Randy White, CEO of Xenomics. "As a financial executive, he has distinguished himself over many years in the pharmaceutical and biotechnology industries, including as a participant in initial public offerings and negotiating licensing and development agreements. We're pleased to welcome John both to our Board of Directors, and as the new chairman of the Audit Committee."

Mr. Brancaccio will be replacing Dr. Thomas Adams on the Board of Directors, who resigned from the Board for personal reasons on December 1, 2005.

Xenomics is developing breakthrough medical diagnostic technology to enable the detection of important information using safe, simple and affordable DNA analysis that can be collected through noninvasively obtained urine samples. This proprietary platform, based on the collection of so-called Transrenal DNA (Tr-DNA), could foster fundamental improvement in the field of conventional molecular diagnostics, currently a $1.5 billion segment of the healthcare industry.

Xenomics' noninvasive technology provides numerous advantages over currently available invasive and potentially harmful collection methods that require blood or tissue sampling. The Company intends to commercialize diverse Tr-DNA testing applications for the purpose of detecting or monitoring infectious diseases, including AIDS and tuberculosis, and for prenatal genetic testing, including gender determination, Rh incompatibility and Down syndrome.

About Xenomics, Inc.

Xenomics is a molecular diagnostic company that focuses on the development of DNA-based tests using Transrenal DNA (Tr-DNA). Xenomics' patented technology uses safe and simple urine collection and can be applied to a broad range of applications, including prenatal testing, tumor detection and monitoring, tissue transplantation, infectious disease detection, genetic testing for forensic identity determination, drug development, and research to counter bioterrorism. Scientists from Xenomics were the first to report that fragments of DNA from normal cell death cross the kidney barrier and can be detected in urine. The Company believes that its technology will open significant new markets in the molecular diagnostics field. Xenomics has three issued U.S. patents covering different applications of the technology for molecular diagnostics and genetic testing and a corresponding allowed European patent for the Company's prenatal testing applications. The Company has organized a joint venture to conduct research on infectious disease detection with the National Institute for Infectious Diseases (Istituto Nazionale per la Malattie Infettive "Lazarus Spallanzani") in Rome, in the form of a new R&D company called SpaXen Italia, S.R.L. For more information, please visit http://xenomics.com. For more investor-specific information, including daily and historical Company stock quote data and recent news releases, please visit http://www.trilogy-capital.com/tcp/xenomics. To read or download the Company's Investor Fact Sheet visit http://www.trilogy-capital.com/tcp/xenomics/factsheet.html. To view an online video about Xenomics technology and products, visit http://www.trilogy-capital.com/tcp/xenomics/video.html. A TV news report about the Company's next-generation prenatal tests can be viewed at http://www.trilogy-capital.com/tcp/xenomics/ny1_video.html. Xenomics is also listed on the Frankfurt Stock Exchange under the symbol XE7.

Forward-Looking Statements

Certain statements made in this press release are forward looking. Such statements are indicated by words such as "expect," "might," "should," "anticipate" and similar words indicating uncertainty in facts and figures. Although Xenomics believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the periodic reports of Xenomics, as filed with the Securities and Exchange Commission, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that Xenomics will not obtain approval to market its products, the risk that Xenomics' technology will not gain market acceptance, the risks associated with dependence upon key personnel, and the need for additional financing.

Contact:
Xenomics, Inc.
Randy White, 212-297-0808
or
Trilogy Capital Partners, Inc. (Financial Communications)
Paul Karon, 800-592-6067
paul@trilogy-capital.com